EXHIBIT 99.1

        BIGSTRING CORPORATION LAUNCHES VIDEO SEARCH ENGINE, FINDITALL.COM

                  Enables Searches of Millions of Online Videos

         RED BANK, N.J., December 18 -- BigString Corporation (OTCBB: BSGC) announced today that it has launched its beta version of FindItAll.com, a video and photo search engine.

         FindItAll.com, in conjunction with the Pixsy Media Search platform, will provide Internet users a comprehensive search facility for online viral videos, TV programs, music videos, movies, news events, movie trailers and other similar media.

         FindItAll.com's video search will allow its users to search for relevance and visual results. These results will be provided in the form of thumbnail images. With FindItAll.com, you can search for both photos and videos by "relevance," "category," "provider," or "freshness." This differs from traditional search engines which focus entirely on relevancy.

         The Pixsy Media Search platform provides FindItAll.com with technology that gives users the ability to search for videos from their favorite web providers including YouTube, MetaCafe, Revver, Stupid Videos.com, Addicting Clips, Fandango, iFilm, Grouper, Reuters, Entertainment Weekly, Hollywood.com, MSNBC, The New York Times, and DailyLOL.

         Darin Myman, President and CEO of BigString Corporation, commented, "We have added yet another very important piece to the BigString family of services. Video search by traditional search engines has not moved as quickly as the content explosion on the Internet. We believe FindItAll.com, with its easy user interface and powerful Pixsy Media Search platform, will fill a void currently experienced by our users."

         BigString Corporation, owner and operator of BigString.com, is a provider of user-controllable email services. In addition to permitting users to send recallable, erasable and self-destructing emails, BigString's patent-pending technology allows emails and pictures to be rendered non-printable or non-savable. This can be done before or after the recipient reads it, no matter what Internet service provider is being used. BigString Interactive, Inc., a wholly-owned subsidiary of BigString Corporation, operates an interactive entertainment portal that contains live streaming audio and video programming that can be controlled by the Internet audience.

         Statements about the future expectations of BigString Corporation, and all other statements in this press release other than historical facts, are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. BigString Corporation intends that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, BigString Corporation's actual results could differ materially from expected results.

CONTACT: Darin Myman, BigString Corporation, 732-741-2840, darin@bigstring.com Howard Greene, Greene Inc., 516-825-0400, greenepr@aol.com